UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 19, 2015

SPECTRUM BRANDS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34757	27-2166630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3001 Deming Way Middleton, Wisconsin 53562
(Address of principal executive offices)

(608) 275-3340
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 19, 2015, the Board of Directors of Spectrum Brands Holdings, Inc. (the “Company”) elected Joseph S. Steinberg as a director of the Company, effective immediately.  Mr. Steinberg will serve as a Class III director for a term expiring at the Company’s 2016 annual meeting of stockholders.  In connection with Mr. Steinberg’s election, the Board of Directors increased the size of the Board from eight to nine directors.
Mr. Steinberg, age 70, is Chairman of the Board of Leucadia National Corporation, where he has served as a director since 1978 and as President from 1979 to 2013.  Mr. Steinberg also is the Chairman of the Board of Harbinger Group Inc., a position he has held since December 2014.  Harbinger Group Inc. currently holds approximately 58 percent of the outstanding common stock of the Company.   Mr. Steinberg also has served as Chairman of the Board of HomeFed Corporation since 1999 and as a director since 1998, and is a member of the board of directors of Crimson Wine Group, Ltd.
Mr. Steinberg will be eligible to receive the standard director compensation previously established by the Board’s Compensation Committee and generally offered to other non-employee directors, as further described in the Company’s Definitive Proxy Statement for the 2015 Annual Meeting of Stockholders filed with the Securities and Exchange Commission (“SEC”) on December 23, 2014.  Other than being eligible to receive such director compensation, Mr. Steinberg did not enter into any material plan, contract, or arrangement in connection with his election as a director.  Mr. Steinberg is not a party to any transaction with the Company that would require disclosure under Item 404(a) of SEC Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRUM BRANDS HOLDINGS, INC.
Date: February 20, 2015

	By:	/s/ Nathan E. Fagre
Printed Name: Nathan E. Fagre
Title: Senior Vice President, General Counsel and Corporate Secretary